                                  EXHIBIT 99.1

                 EXPRESS SCRIPTS REPORTS FIRST QUARTER EARNINGS;
                        DILUTED EARNINGS PER SHARE UP 29%

ST. LOUIS, APRIL 18, 2001--Express Scripts, Inc. (NASD: ESRX) announced first quarter net income of $28.1 million, or 71 cents per diluted share. This is a 31 percent increase in net income and a 29 percent increase in diluted earnings per share compared with $21.4 million, or 55 cents, in the first quarter of 2000. The company generated $50.1 million of cash flow from operations in the first quarter. Express Scripts' ratio of debt to total capitalization has declined to 35% at March 31, 2001 from 48% at March 31, 2000.

         "Our performance for the first quarter continues our track record of strong earnings and cash flow generation," stated Barrett Toan, chairman and chief executive officer. "We're also pleased by our other accomplishments during the quarter, including the successful elimination of another claims processing platform; the formation of RxHub, an exchange for electronic prescribing; the completion of the acquisition of CAPSS, the Quebec pharmacy benefit manager; and our credit rating upgrade from Standard & Poor's."

         Based upon growth in new members and utilization, continued cross-selling of additional services, development of new products, increased productivity and capital structure improvements, the company continues to believe that it can achieve earnings growth in 2001 of 25 percent to 30 percent over the $2.41 per diluted share earned in 2000, excluding non-recurring items.

MEMBERSHIP AND CLAIMS GROWTH

         Express Scripts serves approximately 45.5 million members as of April 1, 2001 compared to 38.5 million at April 1, 2000. The membership count at April 1, 2000 excludes the 9.5 million members served under the United HealthCare
(UHC) contract, which expired in 2000.

         In addition to the strong membership growth in the first quarter of 2001, Express Scripts cross-sold services to be provided to approximately 1.5 million members, contributing to the growth in mail pharmacy utilization, pharmacy network management and advanced formulary management. "Cross-selling not only enhances our revenue and earnings growth, it also increases the value we deliver to plan sponsors and their members as they use these multiple services," stated Toan. Since the Diversified Pharmaceutical Services (DPS) acquisition in 1999, the company has cross-sold expanded services to be provided to over 12 million members.

         Mail pharmacy prescriptions increased to 4.5 million during the first quarter of 2001, a 28 percent increase compared with the same quarter last year. Network pharmacy claims processed in the first quarter were 72.3 million, a 23 percent increase over the same quarter last year, excluding UHC claims. EBITDA per average member for the first quarter of 2001


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increased to $1.67, a 14 percent increase over the first quarter of 2000. EBITDA per adjusted claim increased 10 percent to $0.86 from $0.78 for the first quarter of 2000. The EBITDA per claim in the first quarter of 2001 was impacted by the acquisition of CAPSS, which provides only claims adjudication services and has a lower EBITDA per claim.

STRONG OPERATING RESULTS

         Revenues for the first quarter of 2001 were $2.1 billion, a 39 percent increase over $1.5 billion for the first quarter of 2000. The year-to-year increase is due primarily to the conversion of historical Express Scripts and DPS clients to the company's retail pharmacy networks, higher utilization and drug costs, and new membership. The reduction in UHC lives from last year's first quarter did not significantly impact revenues as UHC revenues were recorded on the net basis, which only includes administrative fees, but not drug ingredient costs.

         Gross profit for the first quarter was $145.1 million, an increase of 6% sequentially from the fourth quarter of 2000 (during which the company served minimal UHC members) due to net new members and cross-selling. Operating income for the first quarter increased 8% sequentially from the fourth quarter.

         Gross profit for the first quarter increased 10 percent over the $132.4 million reported for the first quarter of 2000. SG&A expenses for the quarter, including depreciation and amortization, were $90.0 million, an 8 percent increase over the $83.4 million reported for the comparable period of 2000.

INVESTMENTS IN TECHNOLOGY

         During the quarter, Express Scripts announced the creation of RxHub, a joint venture with two other leading PBMs to develop an electronic exchange that will enable physicians who use electronic prescribing technology to link to pharmacies, PBMs and health plans. Express Scripts believes that the use of electronic prescribing will result in improved formulary compliance and increased generic substitution, which will help clients better manage their drug cost trend.

         Express Scripts completed a major step that draws the company significantly closer to consolidating its adjudication operations on a single systems platform. Express Scripts eliminated another claims processing platform at the beginning of the second quarter, leaving the company with just two platforms, down from five after the ValueRx and DPS acquisitions.

         "Systems integration is a key strategy for us and well worth the investment in information technology infrastructure," added Toan. "Having all our clients on one platform will enhance our performance on every level and position us for continuing growth and evolution as the industry's thought leader, as well as reducing operating expenses and complexity." Work has begun to transfer clients from the company's remaining legacy system to the company's primary claims adjudication system.



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         Express Scripts' strong track record of earnings and cash flow growth has allowed the company to reinvest in technology to sustain its long-term growth. In addition to the investment in integration and physician connectivity, the investment in mail pharmacy software will result in improved efficiencies and increased capacity without building new facilities. The company's e-business initiatives are resulting in reduced costs to fill mail pharmacy prescriptions and fewer member calls as communications are shifting from our call centers to the Internet.

CANADIAN ACQUISITION COMPLETED

         ESI Canada, Inc., a subsidiary of Express Scripts, completed the acquisition of Centre d'autorisation et de paiement des services de sante (CAPSS) on March 1, 2001, which brings together the second and third largest Canadian pharmacy benefit management companies. The purchase price was approximately $16.5 million (US). The acquisition added approximately 1.5 million members and is Express Scripts' first Quebec-based operation. The transaction is not expected to be dilutive to earnings in 2001 and is expected to be slightly accretive in 2002.

S&P UPGRADE

         Standard & Poor's (S&P) raised its credit ratings on the company's debt to BB+ from a BB, and noted the outlook is stable. S&P indicated the upgrade reflects Express Scripts' continued solid operating performance and improved balance sheet. S&P also noted Express Scripts' strong cash flows, which have enabled the company to pay down its acquisition-related debt aggressively. Lease-adjusted debt to capital has steadily declined from over 60% in 1998 to just over 40% at December 31, 2000.

EXPRESS SCRIPTS CLIMBS IN FORTUNE 500 RANKING

         Express Scripts was ranked 276 in Fortune Magazine's Fortune 500 list, which was published this month. The ranking, which is based on revenues, was a significant increase over last year's position of 371.

         Express Scripts, Inc. is one of the largest pharmacy benefit management
(PBM) companies in North America. Through facilities in seven states and Canada, the company serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

         Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services (which include development of data warehouses to combine medical claims and prescription drug claims, disease management support services and outcome assessments through the company's Health Management Services division and


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Practice Patterns Science, Inc. subsidiary), and informed decision counseling services through its Express Health Line(SM) division. The company also provides non-PBM services, including infusion therapy services through its Express Scripts Infusion Services subsidiary and distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
(i) risks associated with our ability to maintain internal growth rates, or to control operating or capital costs; (ii) continued pressure on margins resulting from client demands for enhanced service offerings and higher service levels;
(iii) competition, including price competition, and our ability to consummate contract negotiations with prospective clients; (iv) adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy and security regulations under the Health Insurance Portability and Accountability Act (HIPAA)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations; (v) the possible termination of or unfavorable modification to contracts with key clients or providers; (vi) the possible loss of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers; (vii) adverse results in litigation;
(viii) risks associated with our leverage and debt service obligations; (ix) risks associated with our ability to continue to develop new products, services and delivery channels; (x) developments in the health care industry generally, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs; (xi) competition from new competitors offering services that may in whole or in part replace services that the company now provides to its customers; and (xii) other risks described from time to time in our filings with the SEC. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

                              EXPRESS SCRIPTS, INC.

                        Unaudited Statement of Operations
                      (in thousands, except per share data)


                                                          3 MONTHS ENDED MARCH 31,
                                                   ---------------------------------------
                                                       2001                        2000
                                                   -----------                 -----------
Revenues
  Revenues                                         $ 2,056,410                 $ 1,472,540
  Other revenues                                            --                       2,969
                                                   -----------                 -----------
                                                     2,056,410                   1,475,509

Cost and expenses:
  Cost of revenues (1)                               1,911,287                   1,343,063
  Selling, general and administrative (2)               90,022                      83,371
                                                   -----------                 -----------
                                                     2,001,309                   1,426,434
                                                   -----------                 -----------
Operating income                                        55,101                      49,075
                                                   -----------                 -----------
Other income (expense):
  Interest income                                        1,410                       1,381
  Interest expense                                      (9,144)                    (14,201)
                                                   -----------                 -----------
                                                        (7,734)                    (12,820)
                                                   -----------                 -----------
Income before income taxes                              47,367                      36,255
Provision for income taxes                              19,288                      14,823
                                                   -----------                 -----------
Net income                                         $    28,079                 $    21,432
                                                   ===========                 ===========

                                                   -----------                 -----------
Basic earnings per share                           $      0.72                 $      0.56
                                                   ===========                 ===========

Weighted average number of common shares
  outstanding during the period-basic                   38,770                      38,540
                                                   ===========                 ===========

                                                   -----------                 -----------
Diluted earnings per share:                        $      0.71                 $      0.55
                                                   ===========                 ===========

Weighted average number of common shares
  outstanding during the period-diluted                 39,817                      39,206
                                                   ===========                 ===========

EBITDA(3)                                          $    74,102                 $    70,642
                                                   ===========                 ===========

SEE NOTES TO UNAUDITED STATEMENT OF OPERATIONS


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                              EXPRESS SCRIPTS, INC.

                                      NOTES
                                 (in thousands)

UNAUDITED STATEMENT OF OPERATIONS


(1)  Includes depreciation and amortization expense of:
       3 months ended March 31, 2001                       $      3,144
       3 months ended March 31, 2000                              2,577

(2)  Includes depreciation and amortization expense of:
       3 months ended March 31, 2001                       $     15,857
       3 months ended March 31, 2000                             18,990

(3) EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance or an alternative to cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.



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                              EXPRESS SCRIPTS, INC.

                             Unaudited Balance Sheet
                                 (in thousands)


                                                      MARCH 31,       DECEMBER 31,
                                                        2001             2000
                                                    ----------        -----------
ASSETS
Current assets
  Cash and cash equivalents                         $   85,100        $   53,204
  Receivables, net                                     791,848           802,790
  Inventories                                           85,478           110,053
  Other current assets                                  31,625            32,122
                                                    ----------        ----------
    Total current assets                               994,051           998,169

Property and equipment, net                            147,787           147,709
Goodwill, net                                          967,981           967,017
Other intangible assets, net                           160,134           157,094
Other assets                                             9,754             6,655
                                                    ----------        ----------

Total assets                                        $2,279,707        $2,276,644
                                                    ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Claims and rebate payable                         $  846,637        $  878,622
  Other current liabilities                            220,896           237,322
                                                    ----------        ----------
    Total current liabilities                        1,067,533         1,115,944

Long-term debt                                         396,360           396,441
Other long-term liabilities                             63,832            59,015
                                                    ----------        ----------
    Total liabilities                                1,527,725         1,571,400

Total stockholders' equity                             751,982           705,244
                                                    ----------        ----------

Total liabilities and stockholders'equity           $2,279,707        $2,276,644
                                                    ==========        ==========

                              EXPRESS SCRIPTS, INC.

                        Unaudited Statement of Cash Flows
                                 (in thousands)


                                                                   3 MONTHS ENDED MARCH 31,
                                                             ----------------------------------
                                                                2001                    2000
                                                             ---------                ---------
Cash flow from operating activities:
Net Income                                                   $  28,079                $  21,432
Adjustments to reconcile net income to
  net cash provided by operating activities
    Depreciation and amortization                               19,001                   22,153
    Other                                                        3,013                   17,091
                                                             ---------                ---------
Net cash provided by operating
  Activities                                                    50,093                   60,676
                                                             ---------                ---------

Cash flows from investing and financing activities:
    Purchases of property and equipment                        (10,472)                 (11,723)
    Acquisitions and joint venture                             (17,733)                      --
    Repayment of long-term debt                                     --                  (30,000)
    Treasury stock acquired                                         --                  (20,910)
    Other                                                       10,008                      874
                                                             ---------                ---------
Net cash (used in) investing and
  financing activities                                         (18,197)                 (61,759)
                                                             ---------                ---------

Net increase (decrease) in cash and cash equivalents            31,896                   (1,083)

Cash and cash equivalents at beginning                          53,204                  132,630
  of period
                                                             ---------                ---------

Cash and cash equivalents at end of period                   $  85,100                $ 131,547
                                                             =========                =========